Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:
Transcontinental Realty Investors, Inc.
Investors Relations
(800) 400-6407
investor.relations@primeasset.com
Transcontinental Realty Investors, Inc. Reports Fourth Quarter 2008 Results
DALLAS (March 31, 2009) – Transcontinental Realty Investors, Inc. (NYSE: TCI), a Dallas-based real estate investment company, today reported results of operations for the year ended December 31, 2008. TCI announced today that the company reported net income applicable to common shares of $31.2 million or $3.86 per diluted earnings per share which includes gain on land sales of $5.0 million and income from discontinued operations, net of minority interest of $62.5 million as compared to net income applicable to common shares of $10.2 million or $1.24 per diluted earnings per share which includes gain on sale of land of $12.0 million and income from discontinued operations, net of minority interest of $10.0 million for the same period ended December 31, 2007.
     In addition, TCI’s results of operations for the three months ended December 31,2008 were a net loss applicable to common shares of ($14.5 million) or ($1.80) per diluted earnings per share as compared to a net income applicable to common shares of $34.7 million or $4.17 per diluted earnings per share for the same period ended December 31, 2007.
Results of the year ended December 31, 2008 as compared to the same period ended 2007;
     Rental and other property revenues increased $14.4 million as compared to prior year of which the apartment portfolio increased $12.9 million and the land portfolio increased $1.2 million with the remaining increase split between the commercial and other portfolios.
     Property and operating expenses increased $13.6 million as compared to prior year of which the apartment portfolio increased $10.0 million, the commercial portfolio increased by $1.7 million, and the land portfolio increased by $2.8 million, offset by a decrease in the other portfolio of $1.0 million.
     Depreciation expense increased $3.2 million as compared to prior year of which the apartment portfolio increased $3.1 million with the remainder due to the commercial portfolio.
     Advisory fee to affiliate increased $1.4 million as compared to prior year. The advisory fee to affiliate is based on our gross assets.
     Other income increased $2.3 million. The majority of the increase of $2.1 million is due to receiving a dividend distribution from our investment in Realty Korea CR-REIT Co., Ltd., in the current year.
     Mortgage and loan interest increased $7.5 million which is due to an increase in the apartments of $6.7 million and an increase the commercial properties of $0.8 million.
     Earnings from unconsolidated subsidiaries and investees was a loss of $1.1 million in 2008. This represents our portion of earnings (loss) for the entities in which we do an equity pick up.
     The provision for allowance on notes receivable and impairment were due to posting an allowance against various investments within our portfolio.
     Gain on land sales decreased in the current year as less land was sold.
     Income from discontinued operations was $62.5 million for the year ended 2008 as compared to $10.0 million for the same period ended 2007. Included in discontinued operations are a total of 25 and 31 income producing properties as of 2008 and 2007, respectively.

Results of the year ended December 31, 2007 as compared to the same period ended 2006;
     Rental and other property revenue increased $27.3 million, which by segment is an increase in the apartments of $7.6 million, an increase in commercial of $20.2 million, offset by a decrease in land of $0.5 million.
     Property operating expenses increased $13.3 million as compared to prior year, which by segment is an increase in the apartment portfolio of $3.2 million, an increase in the commercial portfolio of $9.8 million, and an increase in the other portfolio of $0.3 million.
     Depreciation and amortization expense increased $2.1 million as compared to prior year, which by segment is an increase in the apartment portfolio of $0.5 million and an increase in the commercial portfolio of $1.6 million.
     General and administrative expenses increased $5.8 million. The 2006 amount includes $3.3 million in various credits for litigation reimbursements, lower legal and professional fees. The 2007 amount includes $2.0 million in legal settlement fees, and higher costs reimbursements to our advisor.
     Advisory fees to affiliate increased $2.1 million. The increase was due to higher gross assets in 2007 as compared to 2006.
     Mortgage and loan interest expense increased $19.6 million, which by segment is an increase in the apartments of $4.5 million, an increase in the commercial properties of $6.8 million, and an increase in the land and other portfolios of $8.3 million.
     Gain on involuntary conversion increased by $14.3 million. The gain relates to the collection of insurance proceeds in regards to the damages sustained at the New Orleans commercial properties from hurricane Katrina.
     Income from discontinued operations was $10.0 million for the year ended December 31, 2008 as compared to $2.0 million for the same period ended 2007. Included in discontinued operations are a total of 31 and 34 income producing properties as of 2007 and 2006, respectively.
About Transcontinental Realty Investors, Inc.
Transcontinental Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, hotels, shopping centers and developed and undeveloped land. We invest in real estate through direct equity ownership and partnerships nationwide. For more information, visit the Company’s web site at www.transconrealty-invest.com.

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2008	2007
	(dollars in thousands, except
	share and par value amounts)
Assets
Real estate, at cost	$1,526,016	$1,327,913
Real estate held for sale at cost, net of depreciation	8,018	69,561
Real estate subject to sales contracts at cost, net of depreciation	60,807	64,320
Less accumulated depreciation	(114,050)	(97,368)

Total real estate	1,480,791	1,364,426
Notes and interest receivable

Performing	42,413	34,677
Non-performing	—	—
Less allowance for estimated losses	(3,293)	(1,978)

Total notes and interest receivable	39,120	32,699
Cash and cash equivalents	5,983	11,239
Investments in securities	2,775	13,157
Investments in unconsolidated subsidiaries and investees	23,365	27,569
Other assets	88,033	72,099

Total assets	$1,640,067	$1,521,189

Liabilities and Shareholders’ Equity
Liabilities:

Notes and interest payable	$1,100,852	$1,007,226
Notes related to assets held-for-sale	4,191	107,847
Notes related to subject to sales contracts	62,972	62,513

Accounts payable and other liabilities	147,356	56,501

	1,315,371	1,234,087
Commitments and contingencies:
Minority interest	13,769	1,621
Shareholders’ equity:

Preferred Stock, Series C: $.01 par value, authorized 10,000,000 shares, issued and outstanding 30,000 shares in 2008 and 2007 respectively (liquidation preference $100 per share). Series D: $.01 par value, authorized, issued and outstanding 100,000 shares in 2008 and 2007 respectively	1	1

Common Stock, $.01 par value, authorized 10,000,000 shares; issued and outstanding 8,113,669 for 2008 and 8,113,669 shares issued and 8,078,966 outstanding in 2007	81	81
Treasury stock	—	(577)
Paid-in-capital	263,290	274,733
Retained earnings	44,980	12,771
Accumulated other comprehensive income (loss)	2,575	(1,528)

Total shareholders’ equity	310,927	285,481

Total liabilities and shareholders’ equity	$1,640,067	$1,521,189

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2008	2007	2006
	(dollars in thousands, except share and per share amounts)
Revenues:

Rental and other property revenues	$142,344	$127,932	$100,591

Expenses:
Property operating expenses	88,035	74,470	61,134
Depreciation and amortization	24,938	21,731	19,586
General and administrative	10,704	9,793	3,994
Advisory fee to affiliate	12,064	10,704	8,626

Total operating expenses	135,741	116,698	93,340

Operating income	6,603	11,234	7,251

Other income (expense):
Interest income	3,011	2,257	2,693
Other income	4,135	1,805	928
Mortgage and loan interest	(74,493)	(66,995)	(47,346)
Earnings from unconsolidated subsidiaries and investors	(1,096)	1,502	890
Involuntary conversion	—	34,771	20,479
Provision for allowance on notes receivable and impairment	(7,417)	(3,686)	—
Litigation settlement	—	—	—

Total other expenses	(75,860)	(30,346)	(22,351)

Loss before gain on land sales, minority interest, and income tax benefit	(69,257)	(19,112)	(15,100)
Gain on land sales	4,798	11,956	11,421
Minority interest	654	50	393

Loss from continuing operations before income tax benefit	(63,805)	(7,106)	(3,286)
Income tax benefit	33,548	8,174	4,828

Net income (loss) from continuing operations	(30,257)	1,068	1,542

Income from discontinued operations, net of minority interest before income tax expense	96,102	15,451	3,021
Income tax expense	(33,636)	(5,408)	(1,057)

Net income from discontinuing operations, net of minority interest	62,466	10,043	1,964

Net income	32,209	11,111	3,506
Preferred dividend requirement	(975)	(925)	(210)

Net income applicable to common shares	$31,234	$10,186	$3,296

Earnings per share — basic
Income (loss) from continuing operations	$(3,86)	$0.02	$0.17
Discontinued operations	7,72	1,26	0.25

Net income applicable to common shares	$3,86	$1,28	$0.42

Earnings per share — diluted
Income (loss) from continuing operations	$(3,86)	$0.02	$0.15
Discontinued operations	7,72	1,22	0.25

Net income (loss) applicable to common shares	$3,86	$1,24	$0.40

Weighted average common share used in computing earnings per share	8,086,640	7,953,676	7,900,869
Weighted average common share used in computing diluted earnings per share	8,086,640	8,188,602	8,180,401